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                                                                 Exhibit 10.16


                                                         As of September 2, 1997

Mr. Edward B. Stead
169 Tiger Tail
Olympic Valley, CA 96146


Dear Ed:

         Blockbuster Entertainment Group ("Blockbuster"), a business unit of Viacom Inc. ("Viacom"), currently having an address at 1201 Elm Street, Dallas, Texas 75270, agrees to employ you and you agree to accept such employment on the terms and conditions set forth herein.

         1. TERM. The term of your employment hereunder shall commence on September 2, 1997 and, unless terminated by Blockbuster pursuant to paragraph 8 hereof, shall continue through and until September 1, 2000. The period from September 2, 1997 through September 1, 2000 shall hereinafter be referred to as the "Employment Term" notwithstanding any earlier termination pursuant to paragraph 8.

         2. DUTIES. During the Employment Term, you agree to devote your entire business time, attention and energies to the business of Blockbuster. You will be Blockbuster's Executive Vice President and General Counsel and you agree to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the Chairman and Chief Executive Officer of Blockbuster or such other individual as may be designated by the Chairman and Chief Executive Officer of Blockbuster (the "CEO"). Your principal place of business shall be in the greater metropolitan Dallas, Texas area.

     3. COMPENSATION.

        (a) SALARY. For all the services rendered by you in any capacity hereunder, Blockbuster agrees to pay you the sum of Three Hundred Fifty Thousand Dollars ($350,000) per annum ("Salary"), payable in accordance with Blockbuster's then effective payroll practices. Your Salary will be reviewed during the first quarter of each calendar year during the Employment Term, commencing with the first quarter of 1998, and will, at that time, be increased by a percentage that is generally consistent with the range of percentages by which the salaries of other comparable executives are then increased. Any 1998 adjustment will be prorated from your start date.

        (b) BONUS. In addition to your Salary, you shall be entitled to receive bonus compensation for each of the calendar years during the Employment Term, determined and payable as follows ("Bonus"):

                (i)     Your Bonus for each of the calendar years during the

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                        Employment Term will be based upon a measurement of
                        performance against objectives in accordance with the Viacom Short-Term Incentive Plan, as the same may be amended from time to time.

                (ii) Your Target Bonus for each of the calendar years during the Employment Term shall be 50% of Salary which may be prorated for any partial calendar year during the Employment Term.

                (iii) Your Bonus for any calendar year shall be payable by February 28 of the following year.

    4. BENEFITS. You shall be entitled to participate in such vacation, medical, dental and life insurance, 401(k), pension and other plans as Blockbuster may have or establish from time to time and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require Blockbuster to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits you may be entitled to as an employee of Blockbuster shall be based upon your Salary, as set forth in paragraph 3(a) hereof, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.

    5. BUSINESS EXPENSES. During your employment with Blockbuster, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to comparable executives of Blockbuster. You shall be entitled to a car allowance in accordance with Blockbuster's policy.

     6. EXCLUSIVE EMPLOYMENT, CONFIDENTIAL INFORMATION, ETC.

        (a) NON-COMPETITION. You agree that your employment hereunder is on an exclusive basis, and that as long as you are employed by Blockbuster, you will not engage in any other business activity which is in conflict with your duties and obligations hereunder. You agree that during the Employment Term and for a period of one (1) year thereafter you shall not directly or indirectly engage in or participate as owner, partner, shareholder, officer, employee, director, agent of or consultant for any business that competes with any of the principal business activities of Blockbuster; PROVIDED, HOWEVER, that nothing herein shall prevent you from investing as less than a one percent (1%) shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. Notwithstanding anything to the contrary in this Agreement, your obligations under the second sentence of this paragraph 6(a) shall survive a termination of your employment with Blockbuster and remain in full force and effect for the period set forth therein regardless of the reason for your termination (or lack thereof).

        (b) CONFIDENTIAL INFORMATION. You agree that you shall not, during the


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Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Blockbuster, Viacom or any of Viacom's affiliates (except as may be required by law or in the performance of your duties hereunder consistent with Blockbuster's policies) and that you will comply with any confidentiality obligations of Blockbuster or Viacom to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

        (c) NO EMPLOYEE SOLICITATION. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Blockbuster, Viacom or any of Viacom's affiliates.

        (d) BLOCKBUSTER OWNERSHIP. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Blockbuster, Viacom and/or any of Viacom's affiliates and any works in progress, shall be works-made-for-hire and Blockbuster shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Blockbuster determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Blockbuster under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Blockbuster, and Blockbuster shall have the right to use the same in perpetuity throughout the universe in any manner Blockbuster determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Blockbuster, do any and all things which Blockbuster may deem useful or desirable to establish or document Blockbuster's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Blockbuster of any rights of ownership to which Blockbuster may be entitled by operation of law by virtue of Blockbuster being your employer.

        (e) LITIGATION. You agree that, during the Employment Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, (i)


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you shall not communicate with anyone (other than your own attorneys and tax advisors and, except to the extent necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Blockbuster or Viacom or any of their officers, directors, agents, employees, suppliers or customers, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Blockbuster's CEO, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Blockbuster's CEO.

        (f) NO RIGHT TO GIVE INTERVIEWS OR WRITE BOOKS, ARTICLES, ETC. You agree that during the Employment Term and for a period of one (1) year thereafter, except as authorized by Blockbuster or Viacom, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Blockbuster, Viacom or any of Viacom's affiliates or any of their officers, directors, agents, employees, suppliers or customers.

        (g) RETURN OF PROPERTY. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Blockbuster shall remain the exclusive property of Blockbuster. In the event of the termination of your employment for any reason, Blockbuster reserves the right, to the extent permitted by law and in addition to any other remedy Blockbuster may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any debt you owe to Blockbuster, Viacom or any of Viacom's affiliates at the time of or subsequent to the termination of your employment with Blockbuster, and (ii) the value of the Blockbuster property which you retain in your possession after the termination of your employment with Blockbuster. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. You acknowledge and agree that the foregoing remedy shall not be the sole and exclusive remedy of Blockbuster with respect to a breach of this paragraph 6(g).

        (h) NON-DISPARAGEMENT. You agree that you shall not, during the Employment Term and for a period of one (1) year thereafter, criticize, ridicule or make any statement which disparages or is derogatory of Blockbuster, Viacom or any of Viacom's affiliates or any of their officers, directors, agents or employees. Additionally Blockbuster assumes a similar obligation with respect to you for its Chairman and his direct reports.

        (i) INJUNCTIVE RELIEF. Blockbuster has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) hereof will result in irreparable harm to Blockbuster and Viacom for which damages are not readily ascertainable. Accordingly, you agree that Blockbuster and/or Viacom may obtain injunctive and other equitable relief for any


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breach or threatened breach of such paragraphs, in addition to any other remedies available to Blockbuster and/or Viacom. Additionally Blockbuster assumes a similar obligation with respect to you for its Chairman and his direct reports.

                  (j) SURVIVAL; MODIFICATION OF TERMS. Your obligations under paragraphs 6(a) through (i) hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment Term pursuant to paragraph 8 hereof or otherwise. You and Blockbuster agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of Blockbuster that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

         7. INCAPACITY. In the event you become medically disabled and cannot substantially perform your duties at any time during the Employment Term, the CEO, at any time after such disability has continued for 30 consecutive days, may determine that Blockbuster requires such duties and responsibilities be performed by another executive. In the event you become disabled, you will first receive benefits under Blockbuster's short-term disability program for the first 26 weeks of consecutive absence in accordance with its terms. Thereafter, you will be eligible to receive benefits under the Blockbuster Long-Term Disability ("LTD") program in accordance with its terms. Upon receipt of benefits under the LTD program, you will also be entitled to receive a pro-rated Target Bonus for the calendar year in which such benefits commence.

         8. TERMINATION.

            (a) TERMINATION FOR CAUSE. Blockbuster may, at its option, terminate this Agreement forthwith for "cause", and Blockbuster shall thereafter have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits under this Agreement. For purposes of this Agreement, "cause" shall mean (i) the commission of a felony or the commission of any other act involving dishonesty, disloyalty or fraud with respect to Blockbuster, Viacom or any of Viacom's affiliates, (ii) willful misconduct with respect to Blockbuster, Viacom, or (iv) any material breach of this Agreement (including, without limitation, your failure, neglect of or refusal to substantially perform your obligations hereunder as set forth in paragraphs 2 and 11 hereof), except in the event of your disability as set forth in paragraph 7. Anything herein to the contrary notwithstanding, Blockbuster will give you written notice prior to terminating this Agreement for your material breach setting forth the exact nature of any alleged breach and the conduct required to cure such breach. You shall have ten (10) business days from the giving of such notice within which to cure.

             (b) GOOD REASON TERMINATION. You may terminate your employment


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hereunder for "Good Reason" at any time during the Employment Term by written notice to Blockbuster not more than thirty (30) days after the occurrence of the event constituting "Good Reason". Such notice shall state an effective date no later than ten (10) business days after the date it is given. Good Reason shall mean (x) the breach by Blockbuster of any of its material obligations hereunder, or (y) without your prior written consent, other than in connection with the termination of your employment for "cause" (as defined above) or in connection with your permanent disability, the assignment to you by Blockbuster or Viacom of duties substantially inconsistent with the duties of an officer of Blockbuster.

        (c) TERMINATION WITHOUT CAUSE. Blockbuster may terminate your employment hereunder without "cause" (as defined above) at any time during the Employment Term by written notice to you.

        (d) TERMINATION PAYMENTS, ETC. In the event that your employment terminates pursuant to paragraph 8(b) or 8(c) hereof, you shall be entitled to receive, subject to applicable withholding taxes:

                (i) your Salary as provided in paragraph 3(a) until the end of the Employment Term, payable in accordance with Blockbuster's then effective payroll practices;

                (ii) bonus compensation for each calendar year during the Employment Term equal to your Target Bonus as set forth in paragraph 3(b);

                (iii) your car allowance as provided in paragraph 5 until the end of the Employment Term, payable in accordance with Blockbuster's then effective payroll practices;

                (iv) medical and dental insurance coverage under Blockbuster's then current benefit plans pursuant to COBRA until the end of the Employment Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party employer; during this period, Blockbuster will pay an amount equal to the applicable COBRA premiums (or such other amounts as may be required by applicable law) (which amount will be included in your income for tax purposes to the extent required by applicable law); at the end of such period, you may elect to continue your medical and dental insurance coverage at your own expense for the balance, if any, of the period required by law;

                (i) life insurance coverage pursuant to Blockbuster's then current policies until the end of the Employment Term (the amount of Salary covered by such insurance to be reduced by the amount of


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                        any salary payable to you by a third party); and

                (ii) stock options granted to you under Viacom's 1989 and 1994 Long-Term Management Incentive Plans and any successor plans (collectively, the "LTMIP") which are exercisable on or prior to the date of the termination of your employment under paragraph 8(b) or 8(c) hereof or that would have vested and become exercisable on or before the last date of the Employment Term will be exercisable until six (6) months after the date of such termination or, if earlier, the expiration date of the stock options;

PROVIDED, HOWEVER, you shall be required to mitigate the amount of any payment provided for in (i), (ii) and (iii) of this paragraph 8(d) by seeking other employment or otherwise, and the amount of any such payment provided for in (i),
(ii) and (iii) shall be reduced by any compensation earned by you from a third person except that mitigation shall not be required for twelve (12) months after the termination of your employment or for the period commencing with the termination of your employment and ending on the last day of the Employment Term, whichever is shorter. The payments provided for in (i) above are in lieu of any severance or income continuation or protection under any Blockbuster or Viacom plan that may now or hereafter exist. The payments and benefits to be provided pursuant to this paragraph 8(d) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Blockbuster to you under this Agreement.

        (e) TERMINATION OF BENEFITS. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance), coverage under all Blockbuster benefit plans and programs (including, without limitation, vacation, the 401(k) plan, the pension plan, LTD, car insurance and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

        (f) NON-RENEWAL NOTICE. Blockbuster shall notify you in writing in the event that Blockbuster elects not to extend or renew this Agreement. If Blockbuster gives you such notice less than twelve (12) months before the end of the Employment Term, or your employment terminates pursuant to paragraph 8(b) or 8(c) hereof during the final twelve (12) months of the Employment Term, you shall be entitled to receive your Salary as provided in paragraph 3(a), payable in accordance with Blockbuster's then effective payroll practices, subject to applicable withholding requirements, for the period commencing after the end of the Employment Term which, when added to the portion of the Employment Term, if any, remaining when the notice is given or the termination occurs, equals twelve
(12) months. The payments provided for in this paragraph 8(f) are in lieu of any severance or income continuation or protection under any Blockbuster or Viacom plan that may now or hereafter exist. You shall be required to mitigate the amount of any payment provided for in this paragraph 8(f) by seeking other employment or otherwise, and the amount of any such


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payment provided hereunder shall be reduced by any compensation earned by you from a third person.

         9. DEATH. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs and a pro-rated Target Bonus.

         10. SECTION 317 AND 507 OF THE FEDERAL COMMUNICATIONS ACT. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Blockbuster for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Blockbuster, Viacom and/or any of Viacom's affiliates.

         11. EQUAL OPPORTUNITY EMPLOYER. You acknowledge that Blockbuster is an equal opportunity employer. You agree that you will comply with Blockbuster policies and applicable federal, state, and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

         12. NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of Blockbuster, to the attention of the CEO of Blockbuster. Any notice given by mail shall be deemed to have been given three days following such mailing.

         13. ASSIGNMENT. This is an Agreement for the performance of personal services by you and may not be assigned by you. Blockbuster or Viacom may assign this Agreement to Viacom or any affiliate of Viacom or any purchaser of all or substantially all of the assets of Blockbuster or Viacom or any successor in interest to Viacom or Blockbuster.

         14. GOVERNING LAW. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Texas.

         15. NO IMPLIED CONTRACT. Nothing contained in this Agreement shall be construed to impose any obligation on Blockbuster to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

         16. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

         17. VOID PROVISIONS. If any provision of this Agreement, as applied to either party


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or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

                                    * * * * *

        If the foregoing correctly sets forth our understanding, please sign and date one copy of this letter and return it to the undersigned whereupon this letter shall constitute a binding agreement between us.

                                Very truly yours,

                                BLOCKBUSTER ENTERTAINMENT GROUP


                                By: /s/ Steven J. Becker
                                    ----------------------------------
                                    Steven J. Becker
                                    Senior Vice President
                                    Worldwide Human Resources



ACCEPTED AND AGREED:

/s/ Edward B. Stead
-----------------------------------
Edward B. Stead


DATED: 9/2/97
      -----------------------------



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